PROSPECTUS SUPPLEMENT (to prospectus dated May 9, 2011)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-167012
DORAL FINANCIAL CORPORATION
38,499,408 Shares of Common Stock
     This prospectus supplement updates and supplements the prospectus dated May 9, 2011 and the prospectus supplement dated May 17, 2011.
     This prospectus supplement should be read in conjunction with the accompanying prospectus, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the accompanying prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the accompanying prospectus or any supplements thereto. You should read both this prospectus supplement and the accompanying prospectus and any supplements thereto as well as any post-effective amendments to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, together with the additional information described under “Where You Can Find More Information” in the accompanying prospectus before you make any investment decision.
     See the “Risk Factors” section beginning on page 4 of the accompanying prospectus and the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the SEC on May 16, 2011 for a discussion of certain risks that you should consider before investing in our common stock.
     The securities offered by this prospectus supplement and the accompanying prospectus, including any supplements thereto, are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
     Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus, including any supplements thereto. Any representation to the contrary is a criminal offense.
     This prospectus supplement and the accompanying prospectus, including any supplements thereto, relate to the potential resale from time to time by selling stockholders of shares of Doral Financial Corporation common stock, $0.01 par value per share.
     The selling stockholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of the securities by the selling stockholders.
     We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including any supplements thereto. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement and the accompanying prospectus, including any supplements thereto, and we take no responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus and any supplements thereto do not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including any supplements thereto, is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or any supplement thereto or the date of any document incorporated by reference herein.
The date of this prospectus supplement is June 30, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 23, 2011
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-31579	66-031262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01	Regulation FD Disclosure.
     Beginning May 23, 2011, Doral Financial Corporation intends to use the investor presentation materials filed herewith, in whole or in part, in one or more meetings or telephone conferences with current and prospective investors. A copy of the investor presentation materials is attached hereto as Exhibit 99.1.
     The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

99.1	Investor presentation of Doral Financial Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: May 23, 2011	By:	/s/ Enrique R. Ubarri
		Name:	Enrique R. Ubarri
		Title:	Executive Vice President and General Counsel

Exhibit 99.1

Doral Financial Corporation May 2011

Disclaimer 2 This presentation may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). These include comments with respect to our objectives and strategies, and the results of our operations and our business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." We intend these forward-looking statements to be covered by the safe harbor provisions of the PSLRA. Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are, by their nature, subject to risks and uncertainties. They are not guarantees of future performance, and actual results may differ materially. By their nature, these forward-looking statements involve numerous assumptions and uncertainties, both general and specific, including those discussed in Doral Financial Corporation's 2010 Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission. Risk factors and uncertainties that could cause the Company's actual results to differ materially from those described in forward-looking statements can be found in the Company's 2010 Annual Report on Form 10-K, which is available in the Company's website at www.doralfinancial.com. The statements in this presentation speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Doral is an Attractive Investment 3 Loan portfolio is concentrated in secured assets Non-Performing Assets1 have declined $325 MM over the past year Doral has returned to profitability Doral has unrealized Deferred Tax Assets equal to $2.72 per share 1 excluding FHA / VA guaranteed loans

Profile 4 ($MM) Income Statement Q1 2011 Net interest income $43.2 Provision 2.6 Non-interest income 28.6 Non-interest expense 60.8 Pre-tax income (loss) 8.4 Tax 5.5 Net income (loss) 3.3 Capital Ratios Tier-1 Leverage Ratio 8.9% Total Risk-based Capital Ratio 14.5% Puerto Rico (85%) Mainland U.S. (15%) Geographic Loan Mix ($5.7B) Company Profile $8.5B bank holding company based in Puerto Rico with operations in the US Transformed company from a mortgage trading operation to a community bank. Board of Directors and Management have extensive operating experience Stock listed on NYSE under symbol DRL At $1.74 / share Doral trades at 44% of Tangible Book Value

Loan Portfolio Positioned for Stable, No-Growth Market 5 .. Includes lease financing receivables, loans on savings deposits and other consumer loans. Residential Mortgage (78%) Consumer & Other1 (1%) C&I (1%) Construction & Land (7%) CRE (13%) Puerto Rico Loans Receivable ($4.6 B) Puerto Rico GDP: 6th Year of Contraction with no growth forecasted in 2011 Employment: Stabilizing after sharp declines in 2008 & 2009 Residential Mortgages account for 78% of Puerto Rico loans. Doral's residential portfolio is concentrated in fixed-rate, affordable mortgages Average mortgage balance is $122 thousand. Average payment is ~$800 / month Less than 10% exposure to Construction, Land, C&I and Consumer loans. GDP (C$B) Total Employment (000's) Source: Moody's Economy.com Q1 2011

Significant Asset Quality Improvements & Healthy Loan Coverage 6 .. Excludes FHA / VA guaranteed loans. Non-Performing Loan Coverage Non-Performing Assets1: Unemployment stabilized Reduction in housing over-capacity Rationalized banking system Total NPAs($millions) Imported off-island work-out expertise Substantially expanded and upgraded collections talent and infrastructure Liquidating discontinued businesses Category % NPL NPL Coverage %2 Residential1 7% 32% Construction & Land 29% 54% CRE 28% 24% C&I <1% 216% 32%

Outlook 7 Puerto Rico economy continues to show signs of stabilization. S&P increased Puerto Rico government debt rating to BBB from BBB- Recent government housing incentive has improved lower-cost housing sales Positive Non-Performing Asset trends. Collections performance in Mortgage resulting in lower NPLs Delinquency and NPL improvements continuing into Q2 2011 Continuing improvements in core profitability. NIM expected to remain above 220 bps Core business generates over $100MM in fee income per year.

Investor Contact 8 Christopher Poulton Executive Vice President Doral Financial Corporation 623 Fifth Avenue New York, NY 10022 T / 212 329 3794 christopher.poulton@doralfinancial.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 13, 2011
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-31579	66-031262
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Effective on June 13, 2011, Mr. Frank W. Baier resigned from the Board of Directors of Doral Financial Corporation (the “Company”). Given his resignation, Mr. Baier will not stand for election as a member of the Board of Directors of the Company at the 2011 Annual Meeting of Shareholders to be held on June 28, 2011.
     Mr. Baier resigned from his position in the Board of Directors of the Company in order to pursue an employment opportunity with another financial institution. Mr. Baier confirmed that there were no disputes or disagreements with the Company’s management or the other members of the Board of Directors of the Company in connection with his decision to resign as a director of the Company.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: June 17, 2011	By:	/s/ Enrique R. Ubarri
		Name:	Enrique R. Ubarri
		Title:	Executive Vice President and General Counsel

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 28, 2011
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico (State or Other Jurisdiction of Incorporation)	001-31579 (Commission File Number)	66-031262 (IRS Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
At the Annual Meeting of Shareholders of Doral Financial Corporation (the “Company”), held on June 28, 2011 (the “Annual Meeting”), the proposals listed below were submitted to a vote of the shareholders. The proposals are described in the Company’s definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission (the “Proxy Statement”).
Proposal 1 — The election of six (6) directors of the Company for a one-year term ending on next year’s Annual Meeting of Shareholders of the Company.
The following six (6) nominees named in the Company’s Proxy Statement were elected as directors for a one-year term. The voting results were as follows:

Election of Directors-Nominees	Votes For	Votes Withheld	Broker Non-Votes
Dennis G. Buchert	74,021,719	6,086,753	27,477,064
James E. Gilleran	74,321,679	5,786,793	27,477,064
Douglas L. Jacobs	74,330,227	5,778,245	27,477,064
David E. King	70,759,071	9,349,401	27,477,064
Gerard L. Smith	74,324,099	5,784,373	27,477,064
Glen R. Wakeman	78,711,092	1,397,380	27,477,064
Proposal 2 — Ratification of the selection of Pricewaterhouse Coopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011
The proposal to ratify the selection of Pricewaterhouse Coopers LLP as the Company’s Independent Registered Public Accounting Firm for 2011 was approved. The voting results were as follows:

For:	105,059,483
Against:	386,113
Abstain:	2,139,940
Broker Non-Votes:	0
Proposal 3 — Consideration of a non-binding advisory “say on pay” vote regarding the compensation of our named executive officers
The proposal to consider the compensation of the Company’s named executive officers, as described in the Proxy Statement, was approved on an advisory basis. The voting results were as follows:

For:	39,425,812
Against:	23,288,752
Abstain:	17,393,908
Broker Non-Votes:	27,477,064
Proposal 4 — Consideration of a non-binding advisory “say on frequency” vote regarding the frequency of the advisory vote on the compensation of our named executive officers
With respect to the advisory vote on whether the shareholder advisory vote on the compensation of the Company’s named executive officers should occur every one, two or three years, the choice of one year obtained the majority of the votes cast. The voting results were as follows:

One (1) Year:	70,161,708
Two (2) Years:	80,570
Three (3) years:	2,505,511
Abstain:	7,360,683
Broker Non-Votes:	27,477,064

Based on this result and in accordance with the previous recommendation of the Company’s Board of Directors set forth in the Company’s Proxy Statement, the Company will hold a non-binding, advisory vote on the compensation of its named executive officers every one year until the next required vote on the frequency of shareholder votes on named executive officer compensation. The Company is required to hold non-binding advisory votes on the frequency of shareholder votes on named executive officer compensation at least once every six years.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: June 29, 2011	By:	/s/ Enrique R. Ubarri
		Name:	Enrique R. Ubarri
		Title:	Executive Vice President and General Counsel